Exhibit 99.1

Hooper Holmes Announces Second Quarter 2015 Financial Results

OLATHE, Kan.--(BUSINESS WIRE)--August 13, 2015--Hooper Holmes (NYSE MKT:HH) today announced financial results for the quarter ended June 30, 2015.

Consolidated revenues totaled $7.7 million for the second quarter of 2015, representing an increase of 14.7% from $6.7 million in the second quarter of 2014, partially due to additional revenue from the acquisition of Accountable Health Solutions, Inc. (AHS). AHS revenue is reflected in the Company's consolidated results as of April 20, 2015. The Company also completed 109,000 biometric screenings during the second quarter of 2015, representing an increase of 5.8% from 103,000 biometric screenings completed in the second quarter of 2014.

Selling, general and administrative expense totaled $3.8 million for the second quarter of 2015, representing a decrease of 5.6% from $4.0 million in the second quarter of 2014.

The Company incurred transaction costs of $0.7 million for the six month period ended June 30, 2015 in connection with the AHS acquisition, which includes investment banking, legal and accounting fees, and other external costs directly related to the transaction.

Including acquisition-related costs and interest expense, the Company recorded a net loss of $3.3 million, or $0.04 per share, for the second quarter of 2015, compared to a net loss of $1.9 million, or $0.03 per share, for the second quarter of 2014.

Henry Dubois, President and CEO of Hooper Holmes commented, "During the second quarter 2015 we increased revenues and biometric screenings compared to the second quarter 2014 and signed new biometric screening, wellness services and clinical research customers. With continued new sales, and with revenue and margin from AHS now reflected in our consolidated results, we believe growth in health and wellness services will accelerate in the second half of 2015. We are excited by our expanded market opportunity and continue our drive towards operating cash flow positive performance for the full year 2015, excluding transaction and transition costs."

As of June 30, 2015, cash and cash equivalents totaled $1.2 million, a decrease of $0.2 million from the three month period ending March 31, 2015, with $0.8 million in borrowings outstanding under the Company's credit facility.

Accountable Health Solutions Acquisition

On April 17, 2015 the Company announced the acquisition of the assets representing the health and wellness business of Accountable Health Solutions, Inc. (AHS), an acquisition that is expected to be accretive to Hooper Holmes’ earnings in 2015. The purchase price was $7 million, comprising $4 million cash and approximately $3 million in unregistered common stock, subject to a working capital adjustment. Financing for the transaction was provided through a $5 million, three-year, secured term loan.

Conference Call

The Company will host a conference call today, Thursday, August 13, 2015, at 7:30 a.m. CT (8:30 a.m. ET) to discuss second quarter 2015 financial results. A slide presentation will accompany the conference call and is available on the Company’s website located at www.hooperholmes.com.

To participate in the conference call, please dial 888-417-8516, or internationally 719-325-2376, conference ID: 2216783 five to ten minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available from 10:30 a.m. CT (11:30 a.m. ET) on August 13, 2015 until 11:00 p.m. CT (midnight ET) on August 20, 2015, by dialing 877-870-5176, or internationally 858-384-5517. The access code for the replay is 2216783.

About Hooper Holmes

Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to realize the expected benefits from this acquisition and our strategic alliance with Clinical Reference Laboratory; our ability to successfully implement our business strategy and integrate Accountable Health Solutions’ business with ours; our ability to retain and grow our customer base; our ability to recognize operational efficiencies and reduce costs; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility and the financing for this acquisition; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 31, 2015. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Revenues	$7,662	$6,679	$13,343	$13,977
Cost of operations	5,969	4,529	10,918	10,171
Gross profit	1,693	2,150	2,425	3,806
Selling, general and administrative expenses	3,811	4,038	6,471	8,499
Transaction costs	593	-	679	-
Operating loss from continuing operations	(2,711)	(1,888)	(4,725)	(4,693)
Other expense, net:
Interest expense	(709)	(1)	(709)	(3)
Interest income	-	1	-	2
Other income (expense)	83	(50)	-	(94)
	(626)	(50)	(709)	(95)
Loss from continuing operations before taxes	(3,337)	(1,938)	(5,434)	(4,788)
Income tax expense	5	5	10	10
Loss from continuing operations	(3,342)	(1,943)	(5,444)	(4,798)

Discontinued operations:
Loss on sale of subsidiaries, net of adjustments	-	-	-	(150)
Loss from discontinued operations, net of tax	(21)	(870)	(25)	(550)
Loss from discontinued operations	(21)	(870)	(25)	(700)
Net loss	$(3,363)	$(2,813)	$(5,469)	$(5,498)

Income (loss) per share
Continuing operations:
Basic	$(0.04)	$(0.03)	$(0.07)	$(0.07)
Diluted	(0.04)	(0.03)	(0.07)	(0.07)
Discontinued operations:
Basic	(0.00)	(0.01)	(0.00)	(0.01)
Diluted	(0.00)	(0.01)	(0.00)	(0.01)
Net loss:
Basic	(0.04)	(0.04)	(0.07)	(0.08)
Diluted	(0.04)	(0.04)	(0.07)	(0.08)

Weighted average number of shares:
Basic and diluted	77,441,786	70,586,942	74,172,358	70,499,282

Hooper Holmes, Inc.
Consolidated Balance Sheets
(unaudited; in thousands)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,242	$5,201
Accounts receivable, net of allowance for doubtful accounts	5,698	3,178
Inventories	771	897
Other current assets	212	202
Total current assets	7,923	9,478

Property, plant and equipment, net	3,072	3,054
Intangible assets	5,818	-
Goodwill	766	-
Other assets	721	607
Total assets	18,300	13,139

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	2,679	2,508
Accrued expenses	5,804	4,083
Short-term debt	2,049	-
Total current liabilities	10,532	6,591

Long-term debt, net of discount	480	-
Other long term liabilities	1,914	1,191

Commitments and contingencies

Stockholders' equity:
Common stock	3,099	2,835
Additional paid-in capital	155,969	150,747
Accumulated deficit	(153,623)	(148,154)
	5,445	5,428
Less: Treasury stock at cost	(71)	(71)
Total stockholders' equity	5,374	5,357
Total liabilities and stockholders' equity	$18,300	$13,139

CONTACT:
Hooper Holmes
Henry E. Dubois, President and CEO, 913-764-1045
or
Investors:
S.M. Berger & Company
Andrew Berger, 216-464-6400